UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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THE PANTRY, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP
JCP DRAWDOWN PARTNERSHIP, LP
JCP INVESTMENT PARTNERS, LP
JCP INVESTMENT HOLDINGS, LLC
JCP INVESTMENT MANAGEMENT, LLC
JAMES C. PAPPAS
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
TODD E. DIENER
JOSHUA E. SCHECHTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Concerned Pantry Shareholders” or “CPS”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of CPS’s slate of three highly-qualified director nominees to the Board of Directors of The Pantry, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On February 4, 2014, after close of business, TheStreet, Inc. (“The Street”) published the following article:

Activist Pushes Pantry To Consider REIT Creation

Lisa Allen

NEW YORK (The Deal) -- The activist investor group that is pushing for a turnaround at convenience store operator Pantry  (PTRY) said it believes all options should be on the table, but one member is especially keen on exploring the possibility of creating a REIT.

That member of the group, Lone Star Value Management’s founder and CEO Jeffrey Eberwein, expanded on a Feb. 3 proxy statement filed by activist group Concerned Pantry Shareholders, saying by phone, “We think there’s a lot of real estate value here.”

Lone Star and JCP Investment Management formed Concerned Pantry Shareholders on Jan. 23 with the goal of electing new board members who would be more proactive in improving what they believe is the company’s underperformance. The group wants to put forth three board nominees.

Eberwein cites Cary, N.C.-based Pantry’s main competitors, Casey’s General Stores  (CASY) and Susser Holdings (SUSS), as examples of what a better-performing convenience store chains can achieve in the southeastern U.S. “[Susser and Casey’s have] massively outperformed the Pantry, and they trade at much higher multiples,” he asserted. “It’s dramatic.”

Eberwein has several initiatives in mind that he believes Pantry should pursue, but the company would need more financing firepower, so he thinks it should explore a range of options to improve its finances.

“Our team is the type where every option is on the table,” he said. “Maybe someone would want to buy or combine with them.”

Eberwein said he believes Pantry could use its real estate more effectively. He points to its 1,537 convenience stores that operate primarily under its Kangaroo Express brand in the southeastern U.S., to create value for shareholders and generate capital for operational improvements.

Getty Petroleum Marketing’s REIT, Getty Realty (GTY) a publicly traded vehicle that holds Getty’s gas station and convenience store properties, is an example of the strategy Eberwein is considering.

“Our team would look into creating a REIT to create value for shareholders,” he said, explaining that an initial public offering of a trust containing Pantry’s real estate assets could provide a better valuation of the company’s assets. Once the IPO established a market value, Pantry could either spin the REIT off for shareholders or continue selling shares and use the proceeds to pay down debt.

Paying down debt is also high on Eberwein’s to-do list.

“One knock on Pantry is that it has too much debt,” Eberwein said. “We think that if they paid down debt, the company’s [trading] multiple would go up.”

Eberwein singled out the company’s $250 million in 8.375% notes as one expensive class of debt, even though those notes are trading above par.

He also said Pantry’s bank debt is pricey. “The way this company is financed is a hodgepodge,” he continued. “[It has] some capital leases, some operating leases, and some expensive debt. In an ideal world, [Pantry] wouldn’t have any capital leases. When a capital lease comes up for maturity, we’d retire it or replace it with cheaper debt.”

Once Pantry improves its finances, it would be in a better position to pursue strategies that have worked for rivals such as Casey’s and Susser. “We think the vast majority of [their convenience stores] should have a quick-service restaurant,” Eberwein said, noting that the company could expand its existing relationships with Subway Sandwich and Little Caesars ASF.

Pruning locations to eliminate less profitable stores and increase presence in top locations is also important to Eberwein.

“There’s a lot of value to having high concentrations in good areas and using loyalty programs,” he said.

Eberwein said his group has communicated with some other investors and found that “they’re supportive of adding new blood to the board.”

Since the company’s major shareholders include some passive investors, such as Blackrock Inc. and Dimensional Fund Advisors, the recommendations of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis will be very important.

“We’re confident of getting backed by [proxy firms], since the main things they look at are the company’s performance and quality of the nominees,” Eberwein said.

The top holders of Pantry’s stock are Eagle Asset Management, which holds 10.92%, Blackrock (BLK) (8.65%), Dimensional Fund Advisors (6.79%), T. Rowe Price (TROW) (5.91%), and Lee Munder Capital Group (4.64%), according to data from Bloomberg Finance.

Concerned Pantry Shareholders holds 1.9% of Pantry’s stock. Company insiders hold 4.52% of Pantry’s shares.

The Feb. 3 proxy filing by Lone Star and JCP warned, “we are concerned with the Board’s overly lax approach to capital allocation and to compliance with debt covenants.”

The filing recounted an early December meeting with company management in which the shareholder group brought up concerns about Pantry’s compliance with certain financial covenants under its bank debt with administrative agent Wells Fargo Bank (WFC). The shareholders were alarmed to discover that the too-close-for-comfort margin on covenant compliance wasn’t on management’s radar.

After the meeting, Pantry revealed in a Dec. 20 Form 8-K filing that Wells Fargo had agreed to amend the covenant in question, extending the deadline for the increase in the minimum interest coverage charge ratio to take place on Sept. 25 instead of Dec. 26, 2013.

Pantry has $250 million in 8.375% senior unsecured notes due Aug. 1, 2020 (announced on April 24, 2013). The notes, which are rated Caa1 by Moody’s Investors Service and B+ by Standard & Poor’s, had a bid at 106 cents on the dollar and ask at 110 on Tuesday.

The syndicate managers on those notes are Bank of America Merrill Lynch, BMO Capital Markets, RBC Dominion Securities Inc., SunTrust Robinson Humphrey  and Wells Fargo. The trustee for the notes is U.S. Bank NA. Pantry’s legal adviser on the offering was Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan.

Pantry’s capital structure also includes two bank loans. The company has a $253 million senior secured Term Loan B due Aug. 2, 2019 (refinanced on Aug. 15, 2013), bearing interest at Libor plus 375. It also has a $225 million senior secured revolving credit facility due Aug. 3, 2017 (signed on Aug. 3, 2012), that bears interest at Libor plus 425.

A Pantry spokesman declined comment.

Pantry is listed on Nasdaq under the symbol PTRY. Its shares closed at $12.89 Tuesday, down 36 cents, with a market capitalization of $302.51 million.

Source: The Street.  The Street is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Pantry Shareholders and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of three highly-qualified director nominees at the 2014 annual meeting of shareholders of The Pantry, Inc., a Delaware corporation (the “Company”).

CONCERNED PANTRY SHAREHOLDERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Drawdown Partnership, LP (“JCP Drawdown”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas, Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Todd E. Diener and Joshua E. Schechter (collectively, the “Participants”).

As of the date hereof, JCP Partnership directly owned 226,865 shares of Common Stock, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  As of the date hereof, JCP Drawdown directly owned 50,000 shares of Common Stock. JCP Partners, as the general partner of each of JCP Partnership and JCP Drawdown, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  JCP Management, as the investment manager of each of JCP Partnership and JCP Drawdown, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof. As of the date hereof, Lone Star Value Investors beneficially owned 280,600 shares of Common Stock.  Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 280,600 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 280,600 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the aggregate of 280,600 shares of Common Stock beneficially owned by Lone Star Value Investors.  As of the date hereof, Mr. Schechter directly owns 13,838 shares of Common Stock.  As of the date hereof, Mr. Diener does not beneficially own any shares of Common Stock.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11